Exhibit 10.1

June 7, 2024

Christian Cortis

1 Sylvan Road

Wellesley, MA 02481

Via Electronic Delivery

Dear Chris:

This letter is to summarize the terms of the separation package that Tectonic Therapeutic, Inc. (the “Company”) is willing to offer you. Please read this letter agreement (the “Letter Agreement”), which includes a general release, carefully. If you are willing to agree to its terms, please sign in the space provided below and return it to me so that your Separation Benefits (as defined below) can begin. Please note, however, that you have until July 5, 2024 to sign this Letter Agreement if you want to accept its terms, but you may not sign this Letter Agreement until after your Separation Date (as defined below).

1. Separation Date. Regardless of whether you choose to sign this Letter Agreement, your employment with the Company shall terminate effective July 5, 2024 (the “Separation Date”), provided that you satisfactorily perform any job duties requested of you and comply with Company rules and policies through that date. Your employment will immediately terminate, and you will not receive any of the Separation Benefits outlined in Paragraph No. 3 below, in the event that you voluntarily resign your employment or are terminated for “Cause” as defined in the Company’s 2019 Equity Incentive Plan. You will be paid for time worked through the Separation Date and for 131.99 hours of unused and accrued vacation time as of the Separation Date, less lawful deductions.

2. Other Compensation or Benefits. After the Separation Date, except as provided below, you will not be entitled to receive any benefits paid by, or participate in any benefit programs offered by, the Company to its employees.

3. Separation Benefits. In compliance with the promises made herein and subject to Paragraph No. 1 above, in the event you (a) sign this Letter Agreement and return it to me within time period set forth in the Letter Agreement (b) do not revoke your acceptance pursuant to Paragraph No. 10 below (c) satisfactorily perform your job duties and comply with Company rules and policies prior to the Separation Date, do not voluntarily resign and are not terminated for Cause and (d) comply with all of your post-employment obligations after the Separation Date, the Company agrees to provide you with the following separation benefits (the “Separation Benefits”):

(a) The Company will pay you nine (9) months of severance pay at your current base rate of pay of $7,711.54 per week, less applicable withholdings and deductions, for a total aggregate severance amount of $300,750.11, less applicable withholdings and deductions. This amount will be paid in substantially equal installment payments in accordance with the Company’s normal payroll practices

(no less frequently than monthly) in the form of salary continuation over a nine (9)-month period commencing with the first reasonably practicable payroll cycle after the Effective Date of this Letter Agreement, as defined below, with the first payment to include the amount accrued from the Separation Date, if any.

(b) The Company will pay you $70,175.02, less applicable withholdings and deductions, representing your target annual bonus for calendar year 2024, prorated based on the length of your employment during such year. This amount will be paid to you in one lump sum within thirty (30) calendar days after the Effective Date.

(c) The Company will continue to provide you with certain outplacement services through Keystone Partners at a scope and duration, and with a value, determined by the Company in its sole and absolute discretion, subject to your satisfaction of any applicable withholding requirements.

(d) The Company will not actively contest any claim you may make for unemployment compensation benefits, provided, however, that nothing herein shall require the Company to make any false or misleading statement to any government entity or other third party.

(e) For a period from the Separation Date through March 31, 2025 (the “Consulting Period”), you agree to provide consulting services to the Company with respect to the types of matters that were subject to your purview as a Company employee for up to five (5) hours per month, as requested by the Company, with reasonable advance notice (the “Consulting Services”). In consideration for the Consulting Services, in addition to the benefits described herein and subject to the terms of the applicable equity plan and award documents (collectively, the “Equity Documents”), Company equity awards held by you as of the Separation Date (the “Equity Awards”) will, to the extent not vested as of the Separation Date, continue to vest through the duration of the Consulting Period (concluding at the end of the Consulting Period), and any Company option award that is or becomes vested and exercisable on or after the Separation Date, and is not otherwise forfeited, shall remain exercisable for three (3) months following the last day of the Consulting Period or, if earlier, until the latest date on which such option award could have expired by its original terms under any circumstances or the 10th anniversary of the grant date of such option award, provided that you do not materially breach your obligations hereunder or under your Employee Confidential Information and Invention Assignment Agreement (“CIIAA”) (as referred to in Paragraph No. 8). Subject to the foregoing, the Equity Awards will remain subject to all the terms and conditions (including vesting and forfeiture) of the governing Equity Documents. You will not be entitled to receive any additional equity awards on or after the Separation Date. For the avoidance of doubt, any cooperation you may provide pursuant to Paragraph No. 14 below does not constitute consulting services under this provision.

Nothing in this Agreement pertaining to your anticipated role as a consultant shall in any way be construed to deem you a continuing agent, officer, executive, or representative of the Company after the Separation Date, and you shall perform the consulting services solely as an independent contractor. You agree that all Consulting Services will be performed professionally, diligently, and independently, without supervision, control, or specific direction from the Company (except that the Company may specify project deliverables and reasonable deadlines). You will have exclusive control over the manner and means of performing the Consulting Services, including the choice of place and time of performance. In performing the Consulting Services, you shall use your own facilities, equipment and materials, provided that, from time to time, the Company may make its facilities and equipment available to you as necessary for the performance of the Consulting Services.

As an independent contractor, you shall be solely responsible for and shall comply at your own expense with all applicable provisions of workers’ compensation laws, unemployment compensation laws, federal Social Security law, the Fair Labor Standards Act, federal, state and local income tax laws, and all other applicable federal, state and local laws, regulations and codes relating to terms and conditions of employment required to be fulfilled by employers and independent contractors. You shall be solely responsible for paying all taxes of any nature whatsoever arising from or relating to any compensation paid to you for the Consulting Services, including, without limitation, any federal, state and/or local taxes. You agree to indemnify and hold harmless the Company and its affiliaites from and against any taxes, penalties, or interest that may be imposed on you by any governmental authority arising from or relating to any compensation paid to you for the Consulting Services.

During the Continuing Period, you agree to comply with those policies of the Company that apply to independent contractors generally, as adopted or modified from time to time, including, without limitation, the Company’s policies against unlawful harassment and regarding compliance with applicable securities law. From time to time, you may be required to confirm in writing that you have read and understand certain policies. The Company reserves the right to modify or alter its policies in its sole discretion.

You further agree that any and all ideas, improvements, invention and works of authorship (collectively, “Work Product”) conceived, written, created or first reduced to practice in the course of performing the Consulting Services shall be the sole and exclusive property of the Company and you hereby irrevocably, absolutely and perpetually assign to the Company all rights, title and interest, including intellectual property rights, in and to any and all such ideas, improvements, inventions and works of authorship. For avoidance of doubt, nothing herein shall give the Company any rights or interests in any Work Product created outside of your performance of the Consulting Services and without reliance on or use of any Company confidential or proprietary information or trade secrets.

Your rights, duties and obligations hereunder are in addition to any rights, duties and obligations applicable to you under CIIAA, which shall continue in full force and effect both during and after the Consulting Period according to their terms.

You understand and agree that you would not receive the Separation Benefits specified in Paragraph No. 3 above, except for your execution of this Letter Agreement and the fulfillment of the promises contained in this Letter Agreement.

4. General Release. In consideration of the Separation Benefits to be made by the Company to you as set forth in Paragraph No. 3 above and the promises contained in this Letter Agreement, you voluntarily and of your own freewill hereby release, forever discharge and hold harmless Tectonic Therapeutic, Inc., its parents, subsidiaries, divisions and affiliates, its present or former officers, directors, trustees, employees, agents, insurers, or successors or assigns (collectively, the “Released Parties”) from any and all claims, demands, rules or regulations, or any other causes of action of whatever nature, whether known or unknown, as of the date of your execution of this Letter Agreement, including, but not limited to any alleged violations of Title VII of the Civil Rights Act of 1964, as amended; Sections 1981 through 1988 of Title 42 of the United States Code, as amended; the Age Discrimination in Employment Act of 1967, as amended; the Older Workers Benefit Protection Act; the Immigration Reform Control Act, as amended; the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001, et seq. (“ERISA”) (except for any vested benefits under any tax qualified benefit plan); the Occupational Safety and Health Act, as amended; the Civil Rights Act of 1866, 29 U.S.C. § 1981, et seq.; the Rehabilitation Act of 1973, 29 U.S.C. § 701, et seq.; the Americans With Disabilities Act of 1990, as amended; the Civil Rights Act of 1991; the Family and Medical Leave Act; the Equal Pay Act; the Fair Credit Reporting Act; the Uniformed Services Employment and Reemployment Rights Act of 1994 (“USERRA”); the Genetic Information Nondiscrimination Act (“GINA”); the Worker Adjustment and Retraining Notification Act (WARN), 29 U.S.C. § 2101 et seq.; the Massachusetts Law Against Discrimination, G.L. c. 151B; the Massachusetts Wage Payment Statute, G.L. c. 149, §§ 148, 148A, 148B, 148C, 149, 150, 150A-150C, 151, 152, 152A, et seq.; the Massachusetts Wage and Hour laws, G.L. c. 151§1A et seq.; the Massachusetts Privacy Statute, G.L. c. 214, § 1B; the Massachusetts Sexual Harassment Statute, G.L. c. 214 § 1C; the Massachusetts Civil Rights Act, G.L. c. 12, § 11H; the Massachusetts Equal Rights Act, G.L. c. 93, § 102; the Massachusetts Equal Pay Act, G.L. c. 149, § 105A; the Massachusetts Parental Leave Law, G.L. c. 149, § 105D; the Massachusetts Family and Medical Leave Law, G.L. c. 175M; or any other federal or state law, regulation, or ordinance; any public policy, contract, tort, or common law; or any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters. In addition, if any claim is not subject to release, to the extent permitted by law, you waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which the Company or any other releasee identified in this Letter Agreement is a party. For the avoidance of doubt, this general release is intended to release any and all claims you may have under the Massachusetts Wage Act and is intended to resolve any and all disputes related to wages, commissions, bonuses or other compensation of any kind.

5. Exclusions. Notwithstanding the foregoing, you are not waiving any rights you may have to: (a) your own vested accrued employee benefits under the Company‘s health, welfare, or retirement benefit plans as of the Separation Date; (b) benefits and/or the right to seek benefits under applicable workers’ compensation and/or unemployment compensation statutes; (c) pursue claims which by law cannot be waived by signing this Letter Agreement; (d) enforce this Letter Agreement; and/or (e) challenge the validity of this Letter Agreement.

6. Protected Activities. You understand that nothing in this Letter Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the California Department of Fair Employment and Housing, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). You further understand that this Letter Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Letter Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, to maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Letter Agreement. Nothing in this Letter Agreement prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful.

7. Non-Disparagement. You agree not to make or publish any written or oral disparaging or defamatory statements regarding the Company, and its current and former employees, officers, directors and agents. You understand and agree that your obligations under this paragraph are material terms of this Letter Agreement, and that the Company shall have the right, in addition to any other damages, to seek and obtain the return of the consideration paid hereunder (without impacting the validity or enforceability of the general release contained herein) in the event you breach any of your obligations under this paragraph. For the avoidance of doubt, however, nothing herein impedes your rights under Paragraph No. 6 above or pursuant to Section 7 of the National Labor Relations Act, as applicable.

8. Continuing Obligations and Return of Property. You hereby acknowledge and reaffirm the validity of the Employee Confidential Information and Invention Assignment Agreement (“CIIAA”) between you and the Company, the terms and conditions of which are incorporated herein by reference and remain in full force and effect for the full term stated therein. You further agree that you shall abide by any and all common-law and statutory obligations relating to protection and non-disclosure of trade secrets and confidential and proprietary documents and information. You also affirm that you have returned to the Company all keys, files, records (and copies thereof), (), Company identification, Company vehicles and, excluding computer equipment, any other Company-owned property in your possession or control and have left intact all electronic Company documents, including but not limited to, those that you developed or helped develop during your employment. You understand that the Company would not provide you with the monies and benefits under this Letter Agreement but for your reaffirmation of these obligations. You further understand and agree that your obligations under this paragraph are material terms of this Letter Agreement, and that the Company shall have the right, in addition to any other damages, to seek and obtain the return of the consideration paid hereunder (without impacting the validity or enforceability of the general release contained herein) in the event you breach any of your obligations under this paragraph.

9. ADEA; Review Period. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you have under the Age Discrimination in Employment Act (“ADEA”), and that the consideration given for the waiver and releases you have given in this Letter Agreement is in addition to anything of value to which you were already entitled. You acknowledge that you have been advised, as required by the ADEA, that: (i) your waiver and release does not apply to any rights or claims arising after the date you sign this Letter Agreement; (ii) you should consult with an attorney prior to signing this Letter Agreement (although you may choose voluntarily not to do so); and (iii) you have twenty-one (21) days to consider this Letter Agreement. You will be afforded until July 5, 2024 to consider the meaning and effect of this Letter Agreement, but you may not sign it until after the Separation Date. You agree that any modifications, material or otherwise, do not restart or affect in any manner the original consideration period for the separation proposal made to you. If you do not sign and return this Letter Agreement within the consideration period, the Company’s offer to provide you with the monies and/or other benefits set forth herein will expire.

10. Revocation and Effective Date. You may revoke this Letter Agreement for a period of seven (7) calendar days following the day you execute this Letter Agreement. Any revocation within this period must be submitted, in writing, to Barry Rubenstein and state, “I hereby revoke my acceptance of the Letter Agreement.” The revocation must be personally delivered to Barry Rubenstein 490 Arsenal Way, Suite 210 Watertown, MA 02472, or emailed (brubenstein@tectonictx.com) mailed to him by first class mail and postmarked within seven (7) calendar days of execution of this Letter Agreement. This Letter Agreement shall not become effective or enforceable until the revocation period has expired (the “Effective Date”). If the last day of the revocation period is a Saturday, Sunday, or legal holiday in Massachusetts, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.

11. Governing Law. This Letter Agreement, which will be construed under Massachusetts law, may not be modified, altered, or changed except upon express written consent of both parties wherein specific reference is made to this Letter Agreement. You agree that any claims or causes of action which arise out of or relate in any way to this Letter Agreement shall be instituted and litigated only in, and you voluntarily submit to the jurisdiction over your person by, the courts of the Commonwealth of Massachusetts, or if appropriate, a federal court located in Massachusetts (which courts, for purposes of this Letter Agreement, are the only courts of competent jurisdiction). You and the Company waive the right to a trial by jury with respect to any such claims or causes of action or other proceeding.

12. Acknowledgments. You affirm that you have been paid and have received all leave (paid or unpaid), compensation, wages, bonuses, commissions, severance pay, and/or benefits to which you may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions, severance pay, and/or benefits are due to you, except as provided in this Letter Agreement. You further affirm that you have no known workplace injuries or occupational diseases and have been provided and/or have not been denied any leave requested under the Family and Medical Leave Act. You also affirm that you have not been retaliated against for reporting any allegations of wrongdoing by the Company or its officers, including any allegations of corporate fraud. In addition, you affirm that all decisions regarding your pay and benefits through the date of your execution of this Letter Agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law.

13. No Admissions. You agree that neither this Letter Agreement, nor the furnishing of consideration for this Letter Agreement, shall be deemed or construed at any time for any purpose as an admission by the Company of any liability, wrongdoing, or unlawful conduct of any kind.

14. Cooperation. You agree to cooperate with the Company in the investigation, defense or prosecution of any claims, actions or other matters now in existence or which may be brought in the future against or on behalf of the Company. Your cooperation in connection with such claims or actions shall include, but not be limited to, being reasonably available to meet with the Company’s counsel to prepare for discovery or any mediation, arbitration, trial, administrative hearing or other proceeding or to act as a witness when reasonably requested by the Company at mutually agreeable times and at locations mutually convenient to you and the Company. Nothing herein shall require you to provide anything other than truthful information.

15. Knowing and Voluntary Agreement. This Letter Agreement, which includes a general release, represents the complete agreement between you and the Company, and fully supersedes any prior agreements or understandings between the parties, other than your Employee Confidential Information and Invention Assignment Agreement referred to in Paragraph No. 8 and the Equity Documents. You acknowledge that you have not relied on any representations, promises, or agreements of any kind made to you in connection with your decision to sign this Letter Agreement, except those set forth herein.

16. Severability. Should any provision of this Letter Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable consistent with the intent of the parties, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Letter Agreement in full force and effect. However, if the general release in Paragraph No. 4 is found to be invalid, you agree to execute a valid release of the claims that are the subject of this Letter Agreement and/or are referred to in the general release in Paragraph No. 4 above.

17. Counterparts. This Letter Agreement may be executed in counterparts, each of which when so executed shall be deemed an original, and the counterparts together shall constitute one and the same agreement. A copied, scanned, or faxed signature shall be treated the same as an original.

18. Tax Matters.

(a) Withholding. The Company shall be entitled to withhold from any amounts payable under this Letter Agreement any federal, state, local or foreign withholding or other payroll taxes or charges which the Company is required to withhold.

(b) Section 409A.

i. It is intended that this Letter Agreement and all payments and benefits referenced herein shall be exempt from, and, to the extent not exempt, comply with, Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively, “Section 409A”), and to the maximum extent possible this Letter Agreement will be interpreted and construed consistent with such intent. Notwithstanding the foregoing, the Company does not guarantee any particular tax result, and in no event whatsoever will the Company, its affiliates, or their respective officers, directors, employees, counsel or other service providers, be liable for any tax, interest or penalty that may be imposed on you by Section 409A or damages for failing to comply with Section 409A.

ii. For purposes of Section 409A, your right to receive installment payments pursuant to this Letter Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment will at all times be considered a separate and distinct payment. Whenever a payment hereunder specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

iii. Any other provision of this Letter Agreement to the contrary notwithstanding, in no event will any payment or benefit hereunder that constitutes “deferred compensation” subject to Section 409A be subject to offset by any other amount unless otherwise permitted by Section 409A.

iv. A termination of employment will not be deemed to have occurred for purposes of any provision of this Letter Agreement providing for the payment of any amounts or benefits that constitute “deferred compensation” subject to Section 409A upon or following a termination of employment, unless such termination is also a “separation from service” within the meaning of Section 409A, and, for purposes of any such provision, all references in this Letter Agreement to your “termination”, “termination of employment” or like terms will mean your “separation from service” with the Company, and the date of such separation from service will be the date of termination for purposes of any such payment or benefit.

v. Notwithstanding any other provision of this Letter Agreement to the contrary, if, at the time of your separation from service, you are a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i), then the Company will defer the payment or commencement of any “deferred compensation” subject to Section 409A that is payable upon separation from service (without any reduction in such payments or benefits ultimately paid or provided to you) until the date that is six (6) months following separation from service or, if earlier, the earliest other date as is permitted under Section 409A (and any amounts that otherwise would have been paid during this deferral period will be paid in a lump sum on the day after the expiration of the six (6) month period or such shorter period, if applicable). The Company will determine in its sole discretion all matters relating to who is a “specified employee” and the application of and effects of the change in such determination.

The Company would like to extend its appreciation to you for your past service, and its sincere hope for success in your future endeavors.

Very truly yours,

/s/ Alise Reicin
Alise Reicin
Chief Executive Officer

You have been advised in writing that you have until July 5, 2024 to consider this Letter Agreement (but you may not sign it until after the Separation Date) and to consult with an attorney prior to the execution of this Letter Agreement.

Having elected to execute this Letter Agreement, to fulfill the promises set forth herein, and to receive thereby the Separation Benefits set forth in Paragraph No. 3 above, you freely and knowingly, and after due consideration, enter into this Letter Agreement by signing below intending to waive, settle, and release all claims (including, without limitation, any claims under the ADEA) you have or might have against the Company and the Released Parties.

Date: June 28, 2024	/s/ Christian Cortis
Christian Cortis

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